EXHIBIT 99.2

To Form 8-K dated January 27, 2015

Seacoast Banking Corporation of Florida

Fourth Quarter & Year-End 2014 Earnings Conference Call

January 28, 2015

8:30 AM Eastern Time

Company Participants:

Dennis S. Hudson, III, Chairman and Chief Executive Officer, Seacoast Banking Corporation of Florida

William R. Hahl, Executive Vice President and Chief Financial Officer, Seacoast Banking Corporation of Florida

Other Participants:

Taylor Brodarick, Vice President, Guggenheim Securities, LLC

Stephen Scouten, Greater Atlanta Area - Associate Director, Sandler O’Neill

Scott Valentin, Managing Director, FBR Capital Markets

Operator: Welcome to the Seacoast Fourth Quarter and Year-end 2014 Earnings Conference Call. My name is Christine, and I will be the operator for today’s call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. Please note that this conference is being recorded.

I will now turn the call over to Mr. Dennis Hudson. You may begin.

Dennis S. Hudson, III: Thank you very much, and welcome to the Seacoast Fourth Quarter Conference Call.

Before I begin, as always, I direct your attention to the statement contained at the end of our press release regarding forward-looking statements. During our call, we’ll be discussing certain issues that constitute forward-looking statements within the meaning of the Securities and Exchange Act and as a result, our comments are intended to be covered within the meaning of that Act. The earnings release and slides that go along with this call are also posted on our website, SeacoastBanking.com, and they can be found under Presentations.

With me today is Chuck Cross, who heads up our Commercial Business banking line, and Chuck Shaffer, who heads up our Consumer and Small Business banking line; and also with me today is Bill Hahl, our CFO, as well as David Houdeshell, our Chief Credit Officer.

We ended the year with a great quarter capped by the acquisition of BANKshares, which closed in the beginning of the fourth quarter. The acquisition, combined with strong growth from our legacy franchise, generated a 27 percent increase in fourth quarter adjusted profits compared to the preceding quarter. The acquisition also contributed to margin growth with 33 out of the 39 basis point improvement coming from the acquisition and from growth in the quarter.

Our loan pipelines remain very strong, generating 12 percent year-over-year growth in our loan portfolio; and our customer growth rates, as well as product penetration within our customer base, is quite exciting. We believe we’ve only scratched the surface on the growth in our markets. Overall, the fourth quarter revenues grew 44 percent year over year, reflecting the acquisition, the growing impact of our strategic investment and an improving Florida marketplace.

As we said in the release, we’re quite optimistic about the Florida economy. We touched briefly on some of the highlights of our marketplace, but I’d like to spend just a minute or two reviewing some of the details of the economic reports I’ve been reading, because Florida really is an interesting story right now.

Florida’s real gross state product growth is projected to grow at a better rate than the nation as a whole and solidly positive. The growth rates vary depending on who’s making the prediction. For example, the University of Central Florida has our growth rate for the state pegged at 2.7 percent; Global Insight is estimating 3.7 percent growth; and JP Morgan Chase is even more optimistic at 4.2 percent. So I think you can see the gross state product is really headed in the right direction now.

According to the Census Bureau, our population for the state was 19.9 million at the end of the year, surpassing New York as the nation’s third most populous state. The report indicated that the state added an average of 745 new residences every day over the past year. Population growth is providing a lot of fuel for Florida’s economy and generating new good job growth.

According to UCF, the unemployment rate will continue to drop with the addition of thousands of jobs. Non-farm employment has projected to grow at 2.3 percent in 2015, faster than the same numbers for the United States as a whole, which is projected to grow at 1.7 percent. The sectors with the highest growth in 2015 are projected to be: Construction at 8.7 percent growth, Business and Professional Services at 3.7 percent growth, and Transportation, Warehouse, and Utilities at 2.6 percent. They are also projecting that housing starts would rise to 111,500 in the year 2015, which is up 34 percent from the same number in 2014, and we think it’ll grow another 20 percent as we move into 2016. These numbers all come from UCF. Housing prices we’ve observed continue to improve throughout just about every market in Florida with statewide average price appreciation today in the month of November at about 3 percent for single-family homes according to the Florida Realtors Media Center, and foreclosure action activities also improving. According to UCF, after being ranked first for quite some time after the crisis, Florida has now moved to fifth place among states for noncurrent mortgages. A major reason this shift is occurring is the reduction in new delinquent mortgages as we look at the incoming pipeline. Florida’s underwater homes declined from a high of 50 percent of all residential mortgages to now 15 percent in the most recent data.

So in short, the Florida economy we think is a great platform for our franchise., and the investments we have been making over the last couple of years are now clearly driving significantly better results in terms of growth.

Now, I’d like to hit a few highlights for the quarter and then we can open up the call for a few questions. Our adjusted earnings for the quarter totaled $4.2 million, or $0.13, which is up about 27 percent from the $3.3 million, or $0.13 we earned in the third quarter, excluding the adjustments for one-timers—and those one-timers were primarily our merger-related costs, branch closing costs, and a few other items we’ve listed in the press release—excluding those one-timers, we posted a GAAP loss of $1.5 million or $0.05 per share for the fourth quarter.

Our adjusted pretax pre-provision earnings were up 72 percent over the third quarter and they were more than double what we generated in the fourth quarter of last year. This improvement in adjusted pretax pre-provision earnings I think best reflects the impact of the acquisition and the previously announced legacy cost-outs, as well as much better organic growth that we began to see this quarter. Our pretax pre-provision earnings should be higher in the first quarter of 2015 due to the full quarter impact of the savings we implemented this quarter for both the acquisition and our legacy cost-outs. We expect to capture an additional $1.1 million in expense savings in the first quarter as a result of the full impact of the cost saves as I said.

So I think it’s very significant—if you look carefully at the table in the release and also I think in the slide deck that we posted—I think it’s very important to focus on our adjusted pretax pre-provision earnings because they’re up very significantly. Our effective tax rate this quarter was higher than usual, as noted in our release, but as we go forward we anticipate the tax rate will improve into a range of 36 to 38 percent based on the tax exempt investments we added to the balance sheet at the end of this past year 2014. We’re also evaluating other tax favored investments that could further benefit our tax rate in the year ahead, but we’ve not made any final decisions in that direction.

Looking ahead to 2015, it is clear to me that the momentum is building due to better organic growth as the significant investments we’ve made over the past 18 months produce greater results. These investments are now being further supported by all of the positive economic trends related to growth in Florida that I spoke of earlier. One of our most significant investments has been our new Accelerate Commercial banking channel. Other investments include improved digital access for our customers and better and more automated digital marketing technology.

Loan growth really started to accelerate in 2014. As I said, total loans grew at 12 percent year-over-year and their growth rate improved in the fourth quarter to an annualized rate of 15 percent for the quarter. Our low cost funding is also growing, with noninterest deposits up 56 percent for the year and up 11 percent for the year excluding the acquisition. Overall deposit growth was up 34 percent for the year and was up 5 percent without the contribution from the BANKshares acquisition. Much of the growth in our noninterest bearing deposits over the last couple of quarters reflects our success in attracting commercial and small business customers through both our Accelerate channel and also across our branch system. In fact, our DDA mix is now improved to 30 percent of total deposits from 26 percent of total deposits just over the last year. Our total cost of deposits today, in fact for this past quarter, was only 11 basis points, a number we’re quite proud of and one that reflects the rich deposit base we have built.

For the third consecutive quarter, loan growth fueled growth in net interest income and expansion in our margin. As expected, the BANKshares’ loan portfolio also contributed strong net interest margin; and we are very pleased that our NIM came in at 3.56 percent, which was a bit better than we had estimated last quarter, aided by investments of cash liquidity, both legacy and from the acquisition and organic growth. Next quarter we expect the margin to stabilize at best and possibly trend a few basis points lower if interest rates remain unchanged. If interest rates increase, then we could see further improvement in the net interest margin in the short-term. We are asset sensitive and our ALCO model indicates that when rates increase a hundred basis points, net interest income should increase approximately 9 percent.

Our noninterest income grew for almost every line item this quarter. Noninterest income, excluding securities gains, grew 20 percent in the fourth quarter compared to the year ago and was up 16 percent from the linked-quarter unannualized. We added a new source of income from bank owned life insurance during the quarter, which was partially generated from investments acquired with BANKshares and partially generated from new investments we initiated during the quarter.

We’ve been very successful in our efforts to reduce overhead costs and streamline our operating platform. Over the past year we’ve closed six branches and consolidated Seacoast Marine offices generating savings of $1.8 million in annual cost reductions. Of course the one-time costs related to these consolidations and closures increased fourth quarter expenses by $4.3 million, but those costs are now behind us and we estimate less than three years earn back of these costs. We also implemented annual cost reductions of a little more than $5.5 million that we promised in the BANKshares acquisition, and we expect to get the full benefit or another $1.1 million of cost-outs compared to this quarter, fully realized in the first quarter of 2015. This will move our adjusted fourth quarter efficiency ratio from 75 percent or so to closer to 70 percent in the coming quarter and getting nearer to our immediate goal of the mid-60s, a level we achieved prior to the recession.

Overall we’re very pleased with the progress of the integration of this acquisition into our network and the contribution its customer base is making to our earnings. We also couldn’t be more pleased with the quality and capability of the leadership team, the production teams, and the staff that have joined us from BANKshares. They have integrated quickly with our counterparts, and we are already seeing improvements in new business pipelines and in account openings. Overall the acquisition is expected to be as good as or better than our original projections. We believe the acquisition will continue to contribute very positive improvements to our franchise in the coming years.

And now, I’d like to turn the call back over to the operator and we’d be happy to open the floor for a few questions.

Operator: Thank you. We will now begin the question-and-answer session. If you have a question, please press star, then one on your touchtone phone. If you wish to be removed from the queue, please press the pound sign or the hash key. There will be a delay before the first question is announced. If you are using a speakerphone, you may need to pick up the handset first before pressing the numbers. Once again, if you have a question, please press star, then one on your touchtone phone.

Our first question comes from Stephen Scouten from Sandler O’Neill. Please go ahead.

Stephen Scouten: Hey, guys, good morning.

Dennis S. Hudson, III: Good morning.

Stephen Scouten: Question on the expenses. One clarifier. The $1.1 million in Q1, is that a gross number or is that an annualized figure?

Dennis S. Hudson, III: That is the impact in Q1.

Stephen Scouten: In Q1, great. Okay. Any other large scale expense cuts or anything? Any further plans that aren’t reflected yet in the run rate apart from one-off type expense saves from here?

Dennis S. Hudson, III: Nothing that we are prepared to talk about I would say at this point. We are… I think the key as you look at this quarter is to focus on our adjusted pretax pre-provision earnings and look at the trend. You begin to…the trend begins to reveal the impact of the expense cuts we announced last quarter and the prior quarter and, as you know, we’ve disclosed the $1.1 million of further impact that we’ll have in Q1. So if you take our adjusted pretax pre-provision number, add $1.1 million, you see a pretty incredible trend developing into Q1 on a pretax pre-provision basis. Also confusing this quarter was the higher tax rate and that tax rate goes down next quarter. I guess the other thing to think about is we booked a provision this quarter, a small provision this quarter, and our linked-quarter number was actually a recapture. So all of that gets more clearly reflected and pulled out if you look at it on a pretax pre-provision basis.

Stephen Scouten: Sure. And that probably leads to a good follow-up there is: You had still low charge-offs, but charge-offs as opposed to net recoveries, on the 14 basis points of charge-offs. What do you expect to see moving forward and how do you think about the provision relative to those expectations as well?

Dennis S. Hudson, III: I think we’re thinking that the…David, you want to answer that? I mean I think charge-offs are likely to remain fairly contained and growth probably is the driver right?

David D. Houdeshell: Yes, exactly Denny. Good morning. Yeah, the charge-offs are about settled to where they are. They are getting back to more normal times pre-recession, and whatever provision and expense we would be contributing in the near-term would really stem from loan growth that we see across the franchise.

Stephen Scouten: Okay; So could we estimate something like maybe 1 percent provisioning on new loan growth? Is that a good way to think about it?

Dennis S. Hudson, III: That’s probably pretty aggressive but…

Stephen Scouten: Okay, fair enough, and then one last question. Obviously you guys have been growing impressively on the loan book and the Accelerate initiative has really delivered fairly quickly I would say, and 15 percent organic growth in 4Q off of 16 percent in 3Q, so what do you think is a sustainable growth rate for you guys especially with that strong commercial pipeline?

Dennis S. Hudson, III: Well, you asked the question, right? I’m not sure. Where I think we are… Chuck, it would be interesting what you would say, but I would say, our goal is to keep that up. I don’t think we’re looking at higher growth, for example, but we’ll see.

Charles K. Cross Jr.: Yeah, it’s mathematics of it; we’re working off a larger book. But with the Florida economy continuing to improve and with our execution continuing to improve and our pipeline, we think we’re going to see continued nice growth for the foreseeable future.

Dennis S. Hudson, III: And one of the reasons we’re more confident about that statement today than we would have been even six month ago is, which I said last quarter, is that we’ve now seen robust growth in the early stages of our pipeline as well as the more mature part of the pipeline. And that total number, which is quite large right now, has been sustained over several months. So as we look ahead, it is suggesting to us that the growth rate we produced recently, plus or minus, is sustainable for the foreseeable future.

Stephen Scouten: Okay great. Well thanks for all the color, guys. I appreciate it.

Dennis S. Hudson, III: Yep.

Operator: Thank you. Our next question comes from Scott Valentin from FBR Capital Markets. Please go ahead.

Scott Valentin: Good morning and thanks for taking my question.

Dennis S. Hudson, III: Yep.

Scott Valentin: Just with regard to fuel prices have come down quite considerably over the past six months, just wondering if you’re seeing that in your numbers both in consumer credit—if you’re seeing any improvement there—and also do you expect more activity on the loan side, on the consumer side due to lower fuel prices?

Dennis S. Hudson, III: Probably way too early to make that kind of a call, but it’s certainly a help, right. The consumer is certainly in better shape, and at least for now. I would say, Chuck Shaffer, we’re seeing really good growth in the consumer area right now.

Charles Shaffer: Yeah, we still see continued demand for consumer product that’s increasing. It’s increased substantially over the last four quarters, so it’s hard to say what the long-term impact of the lower fuel types will be on interest rates and the like, but for the moment it’s definitely a benefit and we continue to see demand for consumer product.

Dennis S. Hudson, III: But I would say none of that improvement is due to fuel price. It’s due to better execution on our part across the franchise and just a general improving economy. Think lower unemployment, think better more positive outlook over the last particularly six months on the part of the consumer, that we see them back spending again, doing home-improvements, things like that, which are the greater drivers that we see anecdotally every day.

Charles Shaffer: Yeah, the other thing that’s impacting the demand there is the continued rise in home values in the local markets that has helped our consumer base.

Dennis S. Hudson, III: Yeah, in fact that’s been a huge impact on us as home prices have come back and people have been able to right size their homes and move forward with their lives, that’s been a big, big impact, even on the residential area.

Scott Valentin: So from a home value perspective, just in terms of consumer confidence you think has had a big impact, as opposed to extracting equity?

Dennis S. Hudson, III: Yes.

Scott Valentin: Okay. And then on noninterest income, just you obviously had a big bump, almost a million dollars linked-quarter, just wondering where else you see opportunities on the noninterest income side to grow that?

Dennis S. Hudson, III: I think the primary driver would be continuing to grow our overall customer base, right?

Charles Shaffer: Yeah, the biggest impact on the noninterest income is to continue to grow households. We see that there’s obviously a direct correlation between the fees associated with the deposit base, both service charges as well as our wealth fees. If we bring more households through the pipeline, we see the expansion of that into the other business line. So continued growth of the overall customer base is probably the biggest driver of the continued fee growth.

Dennis S. Hudson, III: And we’ve seen some improvement in spending that hits our interchange fees that we have there. We have lots of activities underway in that area to better benefit from some of the growth we’re seeing in households. So I’d say that also the mortgage fees, we’re looking at better mortgage production starting out this quarter, but we’ll see how the quarter develops.

Charles Shaffer: I’ll add to that too. One of the things we put in place over the last 12 to 18 months is more focus on cross-sell account execution, as well as follow-on cross-sell offerings for VR marketing area. So one of the things we focused on is getting deeper penetration into the customer base and that’s leading to additional fees as well.

Dennis S. Hudson, III: And the timing for this and for those activities that Chuck mentioned is really important because two and three years ago, I’m not sure how successful we would have been, given the hunker down attitude that our customer base and consumers in general were feeling, but we’re there now as they’re coming out of their shell spending more. There are more opportunities for us and we’re seeing some actually pretty shockingly good success as we better execute going forward.

Scott Valentin: Okay, thanks very much.

Operator: Thank you. Our next question comes from Taylor Brodarick from Guggenheim Securities. Please go ahead.

Taylor Brodarick: Great. Thank you. I think three for me. On the margin, Denny, do you think, assuming you give up a little bit this quarter per your comments, is that assuming this is where rates have been in the last month or so, are you assuming sort of a worst case that they stay there for the next quarter?

Dennis S. Hudson, III: Yeah, absolutely.

Taylor Brodarick: Oh okay.

Dennis S. Hudson, III: Yeah, absolutely, that there’s no change at all in the rate environment. It’s a very low environment, as you know. Just with what happened let’s say over the last three or four months, we’re assuming it stays that bad or worse as we go forward when we made that statement. But you had a comment?

William R. Hahl: Yeah, I think the acquired loan portfolio is quite short as well and it did have a nice yield to it. So as we see that portfolio renew at lower rates and so forth, that puts a little pressure on the margin.

Dennis S. Hudson, III: Right, in the context of longer-term— Bill said it was short—it’s a lot of variable rate, that sort of thing as well. But in the context of the next several quarters, there’ll be some sort of consistent downward pressure coming out of that book.

Taylor Brodarick: Okay great. Thanks for the color…

Dennis S. Hudson, III: Excuse me; and by the way, that’s offset by the growth, so you put all of those dynamics together and what we’re seeing is a few basis points potentially, unless we see rates move back.

Taylor Brodarick: Okay great. Thank you. And thanks for the color on the macro picture in Florida. Sort of that movement, either population in-migration or sort of increased economic activity, is that uniform across the footprint or is there any better pockets of growth in your market?

Dennis S. Hudson, III: I would say generally speaking some of the metro areas that we’re recently focused on the last two or three years have been leading the state out of that. Would you agree, Chuck?

Charles K. Cross Jr.: Totally agree. I think the metropolitan areas are getting the growth above the nonmetropolitan areas.

Dennis S. Hudson, III: And probably the number one fastest to recover obviously is South Florida and that affects our recent investments in Fort Lauderdale, Boca, and South, but it’s also bleeding up into Palm Beach and the Treasure Coast, really helping us in those core markets where we have so much market share. Then the number two market for sure in Florida in terms of recovery has got to be Orlando and the acquisition and our prior legacy franchise up in Orlando is really starting to benefit.

Taylor Brodarick: Okay great. I think the last one for me, just a minor one: Other nonrecurring items going forward, anything to model or just assume?

Dennis S. Hudson, III: I could tell you that, I could honestly say, that we can guarantee you there are going to be very few, if any, adjustments in Q1. We’ll have a very, very clean quarter in Q1. We’ll have another $1.1 million of expense reduction that we will carry forward into Q1 and a lower tax rate and a much more… It’ll be our first really solid quarter, I would say, coming out of everything with very solid clean results in Q1.

Taylor Brodarick: Okay great. Thank you, everybody.

Dennis S. Hudson, III: Yep.

Operator: Thank you. And once again, if you would like to ask a question, please press star, then one, on your touchtone phone. We have no…

A question has just chimed up. We have a follow-up from Stephen Scouten from Sandler O’Neill. Please go ahead.

Dennis S. Hudson, III: Hi, Stephen. Hello.

Stephen Scouten: Yeah, I’m sorry guys. Can you hear me?

Dennis S. Hudson, III: Yeah.

Stephen Scouten: Okay sorry. If no one else has any more questions, I’ll jump in with another. I was curious on these securities investments that you noted in the release. I think you said the approximate life was about 6.5 years. What’s the thinking there, I guess? Are you believing that rates are maybe lower for longer and is that a longer life than you would normally invest in at this point in time, or can you give me any color around that ideology?

William R. Hahl: Well, Stephen, those are uncapped floating rate investments that we added. So the 6.5 years is, as far as interest rate risk component, is not really a factor, if that’s what you’re getting at.

Stephen Scouten: Great. That answers my question perfectly, yeah. And then maybe, Denny, one other thing just on the M&A front, obviously you got this deal closed and it already seems to be a nice benefit and something you’re excited about, but how are you thinking about further M&A from here? Can you give any color to maybe the amount of activity or discussions that are ongoing, as well as maybe pricing conditions?

Dennis S. Hudson, III: Well I would just say that this was a very important acquisition for us to get behind us. It pushed us ahead very nicely. It was moderately priced. It’s producing better results than we expected, and we’re very pleased with it. I would say our focus right now, Stephen, is on one thing and one thing only, and that is getting our earnings up to a far more respectable level, which we think comes next quarter, and improving the quality of earnings. I think as you look at this quarter and adjust for the one-timers that we described, underlying all of that is a much higher quality earnings even in Q4. That’s going to be very evident in Q1 as all of that moves forward without all of that noise into Q1. So it’s improving earnings; it’s improving the quality of earnings; and getting us much better visibility. Then as we get back out into deeper into this year with much higher quality, much better and much higher earnings, then we’ll just have to see. I think we’ll be in a more competitive position from a shareholder perspective to think about those kinds of opportunities, but we have some ground to make up here very quickly as our earnings now shift into very clean clear earnings starting in Q1. So that’s our focus right now and I think it needs to be our focus.

Stephen Scouten: Okay, well great. Well thanks for letting me hop back in.

Dennis S. Hudson, III: Sure.

Operator: Thank you. We have no further questions at this time.

Dennis S. Hudson, III: Okay, well thank you very much for your time today. We look forward to reporting much better results even in Q1. Thank you.

Operator: Thank you; and thank you, ladies and gentlemen. This concludes today’s conference. Thank you for participating. You may now disconnect.

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